090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20160397525-80
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 09/07/2016 11:31 AM
	Entity Number E0101292013-4

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

First Harvest Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

Article III is hereby amended and restated in its entirety, in order to increase the authorized number of shares of common stock from 185 million to 500 million, to delete the terms of the existing series of preferred stock and to authorize 10 million shares of "blank check" preferred stock.

THE COMPLETE TEXT OF THE AMENDED AND RESTATED ARTICLE III IS ATTACHED HERETO AND MADE A PART HEREOF

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 60.9%

4. Effective date and time of filing: (optional) Date: Sept. 9, 2016 Time: 12:01AM
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

(ATTACHMENT)

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF

FIRST HARVEST CORP.

Article III is hereby amended and restated in its entirety by deleting the section and replacing it with the following:

The Corporation is authorized to issue two classes of stock. One class of stock shall be common stock, par value $0.001. The second class of stock shall be Preferred Stock, par value $0.001. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the Board of Directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the Board of Directors.

The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares
Common	$ 0.001	500,000,000
Preferred	$ 0.001	10,000,000
Totals:		510,000,000